Exhibit 99.1

VIRGIN MEDIA — FULL YEAR AND FOURTH QUARTER 2011 RESULTS

A YEAR OF RECORD FREE CASH FLOW

TIVO TAKES OFF AS CUSTOMERS DOUBLE IN Q4

London, England, February 8, 2012 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the year and quarter ended December 31, 2011.

Revenue growth and cost control deliver strong free cash flow

•                              Revenue up 3.0% to £4.0bn for the year

•                  Revenue up 2.0% to £1.0bn for the quarter

•                              OCF(1) up 5.3% to £1,590m for the year

•                  OCF up 5.0% to £424m for the quarter

•                  Operating income up 67.8% to £540m for the year; up 134% to £166m for the quarter

•                  Net income of £76m for the year; first annual profit

•                              FCF(2) up 20.7% to £498m for the year

•                  FCF up 1.1% to £140m for the quarter

•                  Net cash provided by operating activities up 10.7% to £1,149m for the year, up 11.0% to £294m for the quarter

Strong TiVo and superfast broadband growth

•                              TiVo customer base more than doubled in Q4 with 273,000 net additions

•                  435,000 TiVo customers at the year-end; 12% of the TV base

•                  56,100 increase in the paying TV base(3) for the quarter

•                              Strong demand for superfast broadband (30Mb and above) in Q4 with 133,000 customer growth

•                              Net cable customer additions of 15,000 in Q4

•                              Cable ARPU, up 0.7% to £47.85 versus a strong comparison quarter

•                              Mobile contract customers up 26% in the year to 1.5m

•                  Record 101,000 contract net additions into cable homes in the quarter

•                              Business division revenue growth of 6.8% for the year

Capital Return programme continued

•                              Repurchased 41m shares in 2011 for £635m; £188m spent in Q4 on 14m shares

•                              Plans to initiate next $250m Accelerated Stock Repurchase announced today

•                  £295m remaining buy back authority to the end of 2012 (7% of current market cap)

Neil Berkett, Chief Executive Officer of Virgin Media, said: “In a fast-changing industry and an uncertain economic environment, our 2011 results demonstrate the underlying resilience of Virgin Media’s business model, with modest revenue growth driving robust OCF and record free cash flow. Our next accelerated stock repurchase of $250 million shows our ability and commitment to translate the cash generative characteristics of our business into shareholder value.

Our strategy of focusing on customers who want more from the digital world is paying off. With the number of TiVo customers doubling in the final quarter of the year, our new TiVo service is attracting both new and existing customers. Since its commercial launch mid-way through the year, the number of TiVo subscribers has grown to almost half a million with a large and growing proportion now using its next generation functionality on a regular basis. Demand for better broadband also continues to grow fast, with around half of new customers choosing superfast speeds. The combination of the best TV experience and the best broadband, has enabled us to acquire more new customers in the quarter.

Our confidence in the growing mainstream demand for next generation digital services has recently led us to announce the roll-out of an ambitious programme to double the broadband speeds of over four million customers. This marks a step change in the migration to superfast speeds and, combined with the continued evolution of TiVo, further differentiates the Virgin Media customer experience.

We are also making strong progress in other areas. We are successfully building contract mobile sales into cable homes and Virgin Media Business ended the year strongly as an increasingly important and growing contributor to the group.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information herein. Financial and statistical information is as at and for the three months ended December 31, 2011 unless otherwise stated. Comparisons of financial and operating statistics are to the fourth quarter of 2010, unless otherwise stated.

Contacts

Investor Relations:
Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Phil Rudman:	+44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a presentation today for analysts and investors in London at 1pm UK time / 8am ET. This will be accompanied by a live webcast and conference call which can be accessed live on the Company’s website, www.virginmedia.com/investors. For details of the presentation, please contact Lulu Bridges, Tavistock Communications using contact details above. Analysts and investors can dial in to the presentation by calling +1 646 254 3360 in the United States or +44 (0) 20 3140 8286 outside of the US, passcode 6469091 for all participants. The teleconference replay will be available approximately two hours after the end of the call until midnight on Tuesday, February 14, 2012. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 6469091#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS

	3 Months ended		Year ended
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
	£m	£m	£m	£m
Revenue
Cable	688.5	682.8	2,721.8	2,641.8
Mobile	142.2	148.3	552.9	560.0
Non-cable	19.9	20.7	79.7	77.2
Consumer segment - Total	850.6	851.8	3,354.4	3,279.0
Business segment	173.1	152.0	637.4	596.8
Total Revenue	1,023.7	1,003.8	3,991.8	3,875.8

OCF	423.7	403.6	1,590.2	1,510.2

Operating income	166.3	71.0	540.2	321.9

FCF	139.6	138.1	497.7	412.3

Net cash provided by operating activities	294.4	265.3	1,149.1	1,037.6

CONSUMER OPERATIONS STATISTICS

	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
	000’s	000’s	000’s	000’s

Cable customers	4,805.6	4,800.1	4,805.6	4,800.1
Non-cable customers	248.2	276.7	248.2	276.7

Consumer products
Broadband
Cable	4,102.9	4,011.1	4,102.9	4,011.1
Non-cable	248.2	275.9	248.2	275.9
	4,351.1	4,287.0	4,351.1	4,287.0

Television	3,763.1	3,778.8	3,763.1	3,778.8

Telephone
Cable	4,132.7	4,161.7	4,132.7	4,161.7
Non-cable	163.3	169.6	163.3	169.6
	4,296.0	4,331.3	4,296.0	4,331.3

Mobile - contract	1,523.9	1,210.8	1,523.9	1,210.8

Total Consumer products	13,934.1	13,607.9	13,934.1	13,607.9

	3 Months ended		Year ended
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
	000’s	000’s	000’s	000’s
Cable customer net adds	15.0	17.1	5.5	76.6
Non-cable customer net (disconnects) / adds	(13.1)	2.7	(28.5)	9.5
	1.9	19.8	(23.0)	86.1
Net Consumer product adds / (disconnects)
Broadband
Cable	30.0	41.3	91.8	173.3
Non-cable	(12.5)	2.8	(27.7)	10.2
	17.5	44.1	64.1	183.5

Television	1.1	12.1	(15.7)	84.9

Telephone
Cable	(8.3)	0.7	(29.1)	15.1
Non-cable	(6.4)	8.4	(6.3)	29.8
	(14.7)	9.1	(35.4)	44.9

Mobile - contract	102.5	56.1	313.1	261.1

Total Net Consumer product adds in period	106.4	121.4	326.1	574.5

Cable ARPU	£47.85	£47.51	£47.31	£46.21

Mobile ARPU	£15.46	£15.16	£14.91	£14.55

OVERVIEW

Delivering strong Free Cash Flow growth

2011 was a year of modest revenue growth delivering strong Free Cash Flow. Total revenue was up 3.0% to £4.0bn. Rigorous cost control was reflected in an expanded gross margin(5) of 59.8% and SG&A growth of just 0.7%. This resulted in OCF increasing by 5.3% to £1,590m. Operating income increased 67.8% to £540m. Net income amounted to £76m, the first time the company has achieved positive net income for the full year.

Free Cash Flow increased by 20.7% to £498m for the year while net cash provided by operating activities was up 10.7% to £1,149m.

Cable revenue growth

Full year consumer cable revenue increased by 3.0% to £2.7bn, principally as a result of increased ARPU.

Consumer cable revenue growth for the quarter was 0.8%, primarily due to 0.7% ARPU growth, which was less than recent quarters due to a particularly strong comparative quarter. This was a result of several items that affected Q4-10 including heavy snow which caused unusually high telephony usage and a high-profile Pay-Per-View sporting event. Growth in recent quarters had also benefited from strong year-on-year premium revenue growth resulting from the introduction of new HD channels and a repricing and repackaging of premium channels, although these premium revenues are relatively low margin.

The cable customer base grew by 15,000 during the quarter and this was the first quarter since Q2-10 that there has been a year-on-year reduction in gross disconnects.

Leading in superfast connectivity

As the emerging market for faster broadband continues to gather pace, we saw around half of new subscribers in the quarter taking superfast speeds of 30Mb or more. Over the year, we added 579,000 superfast broadband customers with 133,000 added during the quarter. As consumers spend longer online and connect multiple devices, often concurrently with others in the household, they are making use of the greater bandwidth that faster speeds provide. Consequently, in January 2012, we announced an eighteen month programme to double the broadband speeds of over 4m customers, starting from February.

Nearly 1.2m customers currently subscribe to tiers of 20Mb or above, which represents over 28% of our cable broadband base. Nearly 700,000 subscribe to 30Mb or above, including nearly 200,000 customers on our 50Mb or 100Mb tiers, which is up 67% in the year. We are now ahead of schedule for rolling out 100Mb, the country’s fastest widely available broadband service, right across our network. 10m homes are already able to access this superfast speed and the roll out is now due for completion in late spring.

Accelerated TiVo growth

During the year, we made our TiVo services available to new customers for the first time. This next- generation entertainment platform combines live TV with on demand and web. The strong early demand has accelerated with customer numbers doubling in the last quarter. We installed 272,900 more households to reach a total of 435,100 TiVo customers by the end of the year.

We have increased the number of paying TV customers by 56,100 in the quarter and 137,200 over the year. Those on our lowest free “M” tier fell by 55,000 and now represent just 18% of our total TV base, having fallen from 22% a year ago.

Over 72% of our TV base regularly used our on demand TV service during the quarter, averaging 90m views each month. As anticipated, we achieved over 1bn VOD views in 2011, an increase of 14% on 2010.

We currently have around 3.8m TV customers, of which 60% are able to enjoy our growing range of HD channels and on demand programming.

Exploiting mobile growth opportunity

Full year mobile revenue was £552.9m, down 1.3% on 2010, as strong contract revenue growth was offset by prepay revenue decline and regulatory changes to mobile termination rates (“MTR”) that occurred in April 2011. Contract service revenue increased 16.4% to £367.0m in 2011, while prepay service revenue declined by 22.1% to £172.8m. The MTR change reduced the amount of inbound mobile revenue we received by approximately £21m for the full year, when compared to 2010. Mobile revenue would have increased by approximately 2.5%, excluding this regulatory factor, although due to a similar associated reduction in interconnect costs for our mobile and fixed line businesses from these regulatory rates changes, the impact on group OCF was broadly neutral.

Mobile revenue fell by 4.1% or £6.1m in the quarter as an 11.7% growth in contract service revenue to £97.6m was offset by a 19.3% prepay service revenue decline to £41.4m and an approximate £7.4m regulatory MTR impact.

We increased our contract base by a record 102,500 contract customers in the quarter, nearly twice as many as in Q4 last year. Virtually all of these contract net additions were into cable homes — another record at 101,000. The total contract base increased 26% to 1.52m from a year ago. For the first time ever, we now have more contract customers than prepay.

Our prepay subscriber base reduced by 53,500 in the quarter compared to 54,200 in the same quarter last year. This takes the prepay base to 1.51m, down 19% during the year.

At the year-end, we had approximately 728,500 cable households, or 15% of our cable customer base, with at least one Virgin Mobile contract, which is up 33% since the start of the year. These homes had around 1.03m contract mobiles. We also estimate we have a further 211,000 cable households with at least one of our prepay phones, meaning total mobile penetration of the cable base is around 20%, leaving a significant growth opportunity to cross-sell to the remaining 80%.

Quad-play penetration, where a household takes all three cable products and at least one mobile phone service, increased to around 14.5%, compared to around 12.2% at the beginning of the year. We have approximately 697,000 quad-play customers, which is up by approximately 113,000 net customers or 19% during the year.

Growing Business Data

Virgin Media Business finished the year with 13.9% revenue growth in the quarter to deliver full year revenue of £637m, up 6.8% for the year. This full year increase is a result of the strong traction that has been built up throughout the year, with large contract wins such as MBNL now starting to drive revenue. We are continuing to see strong growth in data, with retail and wholesale up 14.6% and 11.2%, respectively, for the full year.

In the fourth quarter, we launched our “Big Red VPN” product to provide unconstrained bandwidth across a customer’s VPN (virtual private network), linking multiple sites to a common, dedicated network ensuring that disparate office locations can operate as though they were on the same premises.

Contract wins in the quarter included the Driver and Vehicle Licensing Agency (DVLA) which has selected Virgin Media Business to provide its business phone lines, supported by an Intelligent Call Management system. In addition, we won a contract with Volkswagen Group UK to deliver a wide area network across 434 dealerships nationwide.

Capital Return Programme update

In July 2011, we announced a second phase capital return programme of up to £850m. In October 2011, we added up to a further £250m to this following the sale of UKTV. The total second phase programme consists of up to £875m of share buybacks and up to £225m in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions until the end of 2012. Combined with our previous capital return programme, this takes the cumulative total to £1.8bn of which £1.25bn is for expected share buybacks from mid-2010 to the end of 2012.

During 2011, we repurchased 40.9m shares at a cost of £635m, of which 13.6m were repurchased in the fourth quarter at a cost of £188m. We have repurchased 52m shares since mid-2010. As at December 31, 2011, we had 286.7m shares outstanding.

Today, we are announcing our plans to immediately initiate the next accelerated stock repurchase to purchase $250m of our common stock. This is a further tranche of our existing authorization, representing approximately 4% of equity market capitalization as of February 6, 2012.

Following this, we will have £295m of remaining share buybacks authorized to the end of 2012, which represents approximately 7% of our equity market capitalization as of February 6, 2012.

Based on the current share price, 25% of our sharecount in mid-2010 is expected to have been repurchased by the end of 2012, assuming the full Board authority is used in 2012.

We remain on track to achieve our long-term net leverage, Net Debt to OCF(4), target of approximately 3.0x between mid-2012 and mid-2013 as previously announced.

The open market, privately negotiated and derivative transactions described above may be implemented by brokers for the company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The stock so acquired will be held in treasury or cancelled. Also, in connection with certain derivative and accelerated buyback transactions, the associated counterparties may hedge their liabilities through transactions in our common stock.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

Comparisons of financial and operating statistics are to the fourth quarter of 2010, unless otherwise stated.

TOTAL REVENUE

Total revenue in the fourth quarter was up 2.0% to £1.0 billion, as growth in consumer segment cable revenue and business segment revenue were partially offset by reductions in mobile and non-cable revenue in the consumer segment.

CONSUMER SEGMENT

Cable

Cable revenue in the fourth quarter was up 0.8% at £688.5m, mainly reflecting growth in cable ARPU.

Mobile

Mobile revenue in the quarter was £142.2m, down 4.1% due to the regulated change in MTRs that reduced our inbound mobile revenue by approximately £7m and declines in prepay service revenue, partially offset by growth in our contract base. Contract service revenue increased by 11.7% to £97.6m mainly due to subscriber growth, partially offset by the impact of MTRs. Prepay service revenue fell by 19.3% to £41.4m mainly due to a reduction in subscribers.

Non-cable

Non-cable revenue in the quarter was down 3.9% at £19.9m mainly due to a reduction in the customer base.

BUSINESS SEGMENT

Business revenue in the quarter was £173.1m, up 13.9%, mainly due to growth in retail and wholesale data partially offset by lower voice revenue. Retail data revenue was up 17.8% to £73.5m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Retail voice revenue was down 1.0% to £39.3m. Wholesale data revenue was up 18.4% at £45.5m which included revenues from our new MBNL mobile backhaul contract. Wholesale voice revenue was up £2.3m at £7.2m. Local Area Network Solutions and other revenue was up £1.1m at £7.6m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £402.9m in the quarter, down 1.4% as lower consumer cost of sales and lower network and other operating costs were partially offset by higher business cost of sales. Gross margin(5) for the quarter grew from 59.3% to 60.6%.

SG&A increased by 2.8% to £197.1m for the quarter, mainly due to higher facilities and other costs, partially offset by lower employee and outsourcing costs.  Facilities costs were higher mainly due to costs in the fourth quarter of 2010 benefiting from a one-time reduction in dilapidation expense related to our property estate.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF increased 5.0% to £423.7m in the quarter, mainly due to revenue growth and reduced operating costs, partially offset by higher SG&A.

OPERATING INCOME

Operating income in the quarter was £166.3m, up 134% mainly due to improved operating results as described above and reduced depreciation and amortization.

Depreciation expense was down 10.1% at £228.6m primarily as a result of certain fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets. Amortization expense was £28.1m, down 23.4% mainly due to the cessation of amortization of intangible assets that have become fully amortized. All intangible assets have now been fully amortized and therefore no amortization expense is anticipated in 2012.

NET INCOME

Net income for the quarter was £48.2m compared to net income of £37.1m in Q4 last year. The improvement was mainly due to increased operating income and reduced interest expense, partially offset by the lack of income tax benefit that occurred in Q4-10.

CAPITAL EXPENDITURE

Capital expenditure guidance

Excluding the incremental £110m investment in 2012 on our broadband speed upgrade that we announced in January, Virgin Media’s cash capital expenditure (purchase of fixed and intangible assets) will remain within current guidance of 15 to 17% of revenue for 2012 and for future years. In addition, it is expected that the cost of fixed assets acquired under leases will continue to be no greater than 2 to 3% of revenue per annum, in line with recent years. All other strategic growth opportunities will be met within this guidance.

Leasing

At our third quarter results, we confirmed that the initial phase of TiVo set top boxes was financed using operating leases and we were evaluating the opportunity to accelerate the TiVo roll-out with different financing options. We have concluded this review and have taken the decision to convert all TiVo boxes already acquired under operating leases in 2011 and finance them with capital leases. We have also decided not to use operating leases for our consumer premise equipment in 2012 and for the foreseeable future.

The effect of converting the TiVo leases in the fourth quarter is an increase in fourth quarter fixed asset additions (accrual basis)(6) of £55.5m, of which around £30m relates to set top boxes received prior to the fourth quarter. In addition, as a result of this, there has been an identical increase in capital leases of £55.5m in the quarter. Consequently, there is no change to the total purchase of fixed and intangible assets in the quarter resulting from this transaction.

The total amount of fixed assets acquired under capital leases in 2011 was £91.2m, representing 2.3% of revenue. This includes the £55.5m capital leases for TiVo boxes referenced above.

During 2011, £79.2m of principal payments on capital leases were made and the interest charge on capital leases was £14.3m.

Fixed assets

Fixed asset additions (accrual basis)(6) in the quarter were up £85.7m to £227.0m mainly due to the £55.5m conversion of the TiVo operating leases described above, of which £30m related to set top boxes received prior to the fourth quarter. The remainder of the increase was mainly due to increases in scalable infrastructure spend as we continued to upgrade and improve our network and an increase in commercial (business segment) spend, related to recent contract wins.

The total purchase of fixed and intangible assets in the quarter was up 18.0% at £177.4m mainly due to the increases in scalable infrastructure spend and commercial (business segment) spend explained above.

Fixed asset additions (accrual basis) in the year were up 12.3% to £763.0m mainly due to increased spend on consumer premise equipment, scalable infrastructure as we continued to upgrade and improve our network, and an increase in commercial (business segment) spend, partially offset by reduced spend on support capital.

The total purchase of fixed and intangible assets in the year was up 4.5% at £656.7m mainly due to the increases explained above and changes in liabilities related to fixed asset additions.

The total purchase of fixed and intangible assets was 17.3% and 16.5% as a percentage of revenue for the quarter and year, respectively.

FREE CASH FLOW

Free Cash Flow for the quarter was up 1.1% to £139.6m mainly due to higher OCF and lower net interest expense, partially offset by higher total purchase of fixed and intangible assets. Net cash provided by operating activities was up 11.0% at £294.4m mainly due to higher operating income and lower interest expense.

DEBT

As of December 31, 2011, total debt consisted of £750m outstanding under our Senior Credit Facility, £1,720m of Senior Notes, £2,575m of Senior Secured Notes, £551m of Convertible Senior Notes and £258m of capital leases and other indebtedness. Cash and cash equivalents were £300m. Net debt(7) was £5,555m at the year-end.

Interest expense in the fourth quarter was £105.5m, down 11.1% due to a lower level of debt and lower average interest rates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “think”, “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of rapid and significant technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  our reliance on our use of the “Virgin” name and logo and any adverse publicity generated by other users of the “Virgin” name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•                  the effect of a decline in fixed line telephony usage and revenues;

•                  our reliance on third parties to distribute our mobile telephony products;

•                  the functionality or market acceptance of new products;

•                  tax risks;

•                  our reliance on Everything Everywhere to carry our mobile voice and non-voice services;

•                  the ability to effectively manage complaints, litigation and adverse publicity;

•                  our ability to retain key personnel;

•                  changes in laws, regulations or governmental policy;

•                  capacity limits on our network; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010, or the 2010 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2011. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF, is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Pay TV base is our total TV customer base less those on the free “M” tier.

(4) Net Debt to OCF is Net Debt divided by OCF. It can be calculated on a last twelve months or on a quarterly annualized basis. On a last twelve months basis it is Net Debt divided by OCF for the last twelve months. On a quarterly annualized basis, it is Net Debt divided by OCF for the quarter multiplied by four. Net Debt to OCF is a non-GAAP financial measure.

(5)  Gross margin is revenue less operating costs, divided by revenue.

(6) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(7) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Operations
• Additional Quarterly Condensed Consolidated Statements Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E1)	Fixed Asset Additions (Accrual Basis)
E2)	Capital Lease Activity
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	£1,023.7	£1,003.8	£3,991.8	£3,875.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	402.9	408.5	1,605.6	1,575.0
Selling, general and administrative expenses	197.1	191.7	796.0	790.6
Restructuring and other charges	0.7	41.6	8.4	53.0
Depreciation	228.6	254.3	923.2	987.7
Amortization	28.1	36.7	118.4	147.6
	857.4	932.8	3,451.6	3,553.9
Operating income	166.3	71.0	540.2	321.9

Other income (expense)
Interest expense	(105.5)	(118.7)	(440.8)	(477.8)
Loss on extinguishment of debt	—	—	(47.2)	(70.0)
Share of income from equity investments	—	2.6	18.6	24.0
Gain (loss) on disposal of equity investments	0.8	—	(7.2)	—
Loss on derivative instruments	(10.2)	(12.7)	(50.7)	(65.6)
Foreign currency loss	(3.2)	(0.2)	(2.4)	(34.1)
Interest income and other, net	(1.2)	3.6	82.6	8.3
Income (loss) from continuing operations before income taxes	47.0	(54.4)	93.1	(293.3)
Income tax benefit (expense)	1.2	89.4	(16.0)	124.1
Income (loss) from continuing operations	48.2	35.0	77.1	(169.2)
Income (loss) on discontinued operations, net of tax	—	2.1	(1.2)	27.8
Net income (loss)	£48.2	£37.1	£75.9	£(141.4)

Per share amounts
Income (loss) from continuing operations
Basic earnings per share	£0.16	£0.11	£0.25	£(0.52)

Diluted earnings per share	£0.16	£0.11	£0.24	£(0.52)

Net income (loss)
Basic earnings per share	£0.16	£0.11	£0.24	£(0.43)

Diluted earnings per share	£0.16	£0.11	£0.24	£(0.43)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.16	$0.16

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	December 31,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	£300.4	£479.5
Restricted cash	1.9	2.2
Accounts receivable - trade, less allowances for doubtful accounts of £10.9 (2011) and £6.4 (2010)	435.4	431.2
Inventory for resale	13.1	26.4
Derivative financial instruments	9.5	0.8
Prepaid expenses and other current assets	83.9	89.0
Total current assets	844.2	1,029.1
Fixed assets, net	4,602.7	4,763.1
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Intangible assets, net	—	118.4
Equity investments	—	359.2
Derivative financial instruments	347.9	394.6
Deferred financing costs, net of accumulated amortization of £44.0 (2011) and £23.8 (2010)	75.7	98.6
Other assets	50.8	52.7
Total assets	£7,938.8	£8,833.2

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£304.4	£295.9
Accrued expenses and other current liabilities	338.2	391.5
Derivative financial instruments	16.7	13.3
Restructuring liabilities	34.9	57.6
VAT and employee taxes payable	88.4	88.6
Interest payable	106.8	126.5
Deferred revenue	311.8	301.7
Current portion of long term debt	76.6	222.1
Total current liabilities	1,277.8	1,497.2
Long term debt, net of current portion	5,778.5	5,798.3
Derivative financial instruments	53.6	62.0
Deferred revenue and other long term liabilities	190.0	207.9
Deferred income taxes	—	3.2
Total liabilities	7,299.9	7,568.6

Commitments and contingent liabilities
Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2011 and 2010) shares; issued and outstanding 286.7 (2011) and 322.0 (2010) shares	1.6	1.8
Additional paid-in capital	3,866.6	4,375.2
Accumulated other comprehensive income	30.0	86.5
Accumulated deficit	(3,259.3)	(3,198.9)
Total shareholders’ equity	638.9	1,264.6
Total liabilities and shareholders’ equity	£7,938.8	£8,833.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Year ended
	December 31,
	2011	2010

Operating activities:
Net income (loss)	£75.9	£(141.4)
Loss (income) loss from discontinued operations	1.2	£(27.8)
Income (loss) from continuing operations	77.1	(169.2)

Adjustments to reconcile income (loss) from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	1,041.6	1,135.3
Non-cash interest	10.5	40.1
Non-cash compensation	22.5	29.4
Loss on extinguishment of debt, net of prepayment premiums	31.7	70.1
Income from equity accounted investments, net of dividends received	(0.6)	(9.3)
Unrealized losses on derivative instruments	12.8	133.8
Unrealized foreign currency losses (gains)	0.9	(89.3)
Loss on disposal of equity investments	7.2	—
Income taxes	19.6	(101.1)
Other	7.0	0.5
Changes in operating assets and liabilities, net of effect from business disposals:
Accounts receivable	(4.4)	(28.4)
Inventory	13.3	(13.5)
Prepaid expenses and other current assets	12.0	6.3
Other assets	2.0	(2.0)
Accounts payable	8.3	4.5
Deferred revenue (current)	10.1	18.9
Accrued expenses and other current liabilities	(82.5)	18.9
Deferred revenue and other long term liabilities	(40.0)	(7.4)
Net cash provided by operating activities	1,149.1	1,037.6

Investing activities:
Purchase of fixed and intangible assets	(656.7)	(628.4)
Proceeds from sale of fixed assets	2.2	36.0
Principal repayments on loans to equity investments	108.2	8.4
Acquisitions, net of cash acquired	(14.6)	—
Disposal of equity investments, net	243.4	—
Disposal of businesses, net	—	167.4
Other	2.8	5.2
Net cash used in investing activities	(314.7)	(411.4)

Financing activities:
New borrowings, net of financing fees	977.0	3,072.0
Repurchase of common stock	(635.0)	(161.5)
Purchase of conversion hedges	—	(205.4)
Proceeds from employee stock option exercises	17.5	17.0
Principal payments on long term debt	(1,315.8)	(3,186.6)
Principal payments on capital leases	(79.2)	(53.2)
Proceeds from settlement of cross currency interest rate swaps	65.5	—
Dividends paid	(31.1)	(34.1)
Net cash used in financing activities	(1,001.1)	(551.8)

Cash flow from discontinued operations:
Net cash used in operating activities	(10.4)	(30.1)
Net cash used in discontinued operations	(10.4)	(30.1)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	4.7
(Decrease) increase in cash and cash equivalents	(179.1)	49.0
Cash and cash equivalents, beginning of period	479.5	430.5
Cash and cash equivalents, end of period	£300.4	£479.5

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£435.2	£438.8
Income taxes paid	2.3	1.2

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Revenue	£1,023.7	£1,000.0	£985.8	£982.3	£1,003.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	402.9	401.7	389.9	411.1	408.5
Selling, general and administrative expenses	197.1	200.0	203.8	195.1	191.7
Restructuring and other charges	0.7	6.2	(1.1)	2.6	41.6
Depreciation	228.6	235.6	230.2	228.8	254.3
Amortization	28.1	28.1	28.1	34.1	36.7
Total costs and expenses	857.4	871.6	850.9	871.7	932.8
Operating income	166.3	128.4	134.9	110.6	71.0
Other income (expense)
Interest expense	(105.5)	(107.6)	(113.1)	(114.6)	(118.7)
Loss on extinguishment of debt	—	(18.3)	(10.8)	(18.1)	—
Share of income from equity investments	—	3.6	6.8	8.2	2.6
Gain (loss) on sale of equity investments	0.8	(8.0)	—	—	—
(Loss) gain on derivative instruments	(10.2)	(59.3)	(9.2)	28.0	(12.7)
Foreign currency (losses) gains	(3.2)	(13.0)	5.9	7.9	(0.2)
Interest income and other, net	(1.2)	0.5	81.6	1.7	3.6
Income (loss) from continuing operations before income taxes	47.0	(73.7)	96.1	23.7	(54.4)
Income tax benefit (expense)	1.2	(0.1)	2.1	(19.2)	89.4
Income (loss) from continuing operations	48.2	(73.8)	98.2	4.5	35.0
Discontinued operations
(Loss) gain on disposal, net of tax	—	—	—	(1.2)	4.8
Loss from discontinued operations, net of tax	—	—	—	—	(2.7)
(Loss) income on discontinued operations, net of tax	—	—	—	(1.2)	2.1
Net income (loss)	£48.2	£(73.8)	£98.2	£3.3	£37.1

Per share amounts
Income (loss) from continuing operations
Basic earnings per share	£0.16	£(0.24)	£0.31	£0.01	£0.11

Diluted earnings per share	£0.16	£(0.24)	£0.30	£0.01	£0.11

Net income (loss)
Basic earnings per share	£0.16	£(0.24)	£0.31	£0.01	£0.11

Diluted earnings per share	£0.16	£(0.24)	£0.30	£0.01	£0.11

Average number of shares outstanding	294.1	310.4	315.6	320.5	322.4

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Operating activities
Net income (loss)	£48.2	£(73.8)	£98.2	£3.3	£37.1
Loss (income) on discontinued operations	—	—	—	1.2	(2.1)
Income (loss) from continuing operations	48.2	(73.8)	98.2	4.5	35.0

Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	256.7	263.7	258.3	262.9	291.0
Non-cash interest	(3.6)	19.7	(8.0)	2.4	8.5
Non-cash compensation	5.3	2.9	7.3	7.0	8.0
Loss on extinguishment of debt, net of prepayment premiums	—	2.8	10.8	18.1	—
Income from equity accounted investments, net of dividends received	—	0.9	0.2	(1.7)	(2.5)
Unrealized (gains) losses on derivative instruments	(16.8)	53.4	6.3	(30.1)	9.3
Foreign currency losses (gains)	0.6	13.2	(6.2)	(6.7)	(1.4)
(Gain) loss on disposal of equity investments	(0.8)	8.0	—	—	—
Income taxes	(2.1)	1.5	(0.7)	20.9	(87.2)
Other	1.7	1.9	3.5	(0.1)	0.2
Changes in operating assets and liabilities	5.2	2.8	(83.6)	(5.6)	4.4
Net cash provided by operating activities	294.4	297.0	286.1	271.6	265.3

Investing activities
Purchase of fixed and intangible assets	(177.4)	(155.7)	(160.3)	(163.3)	(150.4)
Proceeds from the sale of fixed assets	0.7	0.3	0.5	0.7	0.2
Principal repayments (drawdowns) on loans to equity investments	—	88.8	11.0	8.4	(6.6)
Acquisitions, net of cash acquired	—	(0.3)	(14.3)	—	—
Disposal of equity investments, net	2.4	241.0	—	—	—
Disposal of businesses, net	—	—	—	—	7.4
Other	0.3	—	2.3	0.2	2.9
Net cash (used in) provided by investing activities	(174.0)	174.1	(160.8)	(154.0)	(146.5)

Financing activities
New borrowings, net of financing fees	(0.2)	49.6	(10.1)	937.7	(0.1)
Repurchase of common stock	(188.0)	(234.2)	(92.8)	(120.0)	(39.0)
Purchase of conversion hedges	—	—	—	—	(205.4)
Proceeds from employee stock option exercises	3.1	8.5	4.5	1.4	7.1
Principal payments on long term debt	(50.1)	(340.5)	(25.2)	(900.0)	—
Principal payments on capital leases	(16.5)	(32.0)	(15.2)	(15.5)	(13.9)
Proceeds from settlement of cross currency interest rate swaps	—	65.5	—	—	—
Dividends paid	(7.4)	(7.9)	(7.8)	(8.0)	(8.1)
Net cash used in financing activities	(259.1)	(491.0)	(146.6)	(104.4)	(259.4)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	—	—	(3.9)	(6.5)	7.8
Net cash (used in) provided by discontinued operations	—	—	(3.9)	(6.5)	7.8

Effect of exchange rate changes on cash and cash equivalents	0.8	—	0.7	(3.5)	2.5
(Decrease) increase in cash and cash equivalents	(137.9)	(19.9)	(24.5)	3.2	(130.3)
Cash and cash equivalents at beginning of period	438.3	458.2	482.7	479.5	609.8
Cash and cash equivalents at end of period	£300.4	£438.3	£458.2	£482.7	£479.5

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£110.7	£88.9	£123.2	£112.4	£107.4

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Revenue
Consumer segment
Cable	£688.5	£685.0	£682.3	£666.0	£682.8
Mobile	142.2	141.2	132.6	136.9	148.3
Non-cable	19.9	19.8	19.7	20.3	20.7
Total	850.6	846.0	834.6	823.2	851.8
Business segment
Business	173.1	154.0	151.2	159.1	152.0

Total revenue	£1,023.7	£1,000.0	£985.8	£982.3	£1,003.8

Segment contribution
Consumer segment	£518.5	£493.5	£494.5	£485.0	£511.6
Business segment	102.9	90.1	91.8	92.6	90.0
Total segment contribution	621.4	583.6	586.3	577.6	601.6
Other operating and corporate costs	197.7	185.3	194.2	201.5	198.0
OCF (1)	423.7	398.3	392.1	376.1	403.6
Depreciation	228.6	235.6	230.2	228.8	254.3
Amortization	28.1	28.1	28.1	34.1	36.7
Restructuring and other charges	0.7	6.2	(1.1)	2.6	41.6
Consolidated operating income	£166.3	£128.4	£134.9	£110.6	£71.0

(1)          OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Costs and expenses
Operating costs
Consumer cost of sales	£253.8	£261.4	£254.7	£263.0	£266.0
Business cost of sales	54.0	47.2	42.2	51.3	44.8
Network and other operating costs (1)	95.1	93.1	93.0	96.8	97.7
Total operating costs	£402.9	£401.7	£389.9	£411.1	£408.5

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£115.8	£109.2	£116.3	£117.6	£119.7
Marketing costs (3)	33.3	46.4	42.2	35.2	32.6
Facilities (4)	14.0	14.3	13.3	14.5	8.3
Other (5)	34.0	30.1	32.0	27.8	31.1
Total selling, general and administrative expenses	£197.1	£200.0	£203.8	£195.1	£191.7

(1)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Consumer products (1)
Opening products	13,827.7	13,752.8	13,736.6	13,607.9	13,486.5
Net product adds (2)	106.4	74.9	16.2	128.7	121.4
Closing Consumer products	13,934.1	13,827.7	13,752.8	13,736.6	13,607.9

Consumer products (1)
Telephone
Cable	4,132.7	4,141.0	4,155.0	4,180.9	4,161.7
Non-cable	163.3	169.7	169.0	170.7	169.6
	4,296.0	4,310.7	4,324.0	4,351.6	4,331.3

Television	3,763.1	3,762.0	3,767.7	3,788.9	3,778.8

Broadband
Cable	4,102.9	4,072.9	4,048.6	4,061.2	4,011.1
Non-cable	248.2	260.7	265.9	271.4	275.9
	4,351.1	4,333.6	4,314.5	4,332.6	4,287.0
Mobile (1)
Contract	1,523.9	1,421.4	1,346.6	1,263.4	1,210.8

Total Consumer products	13,934.1	13,827.7	13,752.8	13,736.6	13,607.9

Net Consumer product (disconnects) adds (1) (2)
Telephone
Cable	(8.3)	(14.0)	(26.0)	19.2	0.7
Non-cable	(6.4)	0.7	(1.7)	1.1	8.4
	(14.7)	(13.3)	(27.7)	20.3	9.1

Television	1.1	(5.7)	(21.2)	10.1	12.1

Broadband
Cable	30.0	24.3	(12.6)	50.1	41.3
Non-cable	(12.5)	(5.2)	(5.5)	(4.5)	2.8
	17.5	19.1	(18.1)	45.6	44.1
Mobile (1)
Contract	102.5	74.8	83.2	52.6	56.1

Net Consumer product adds in period	106.4	74.9	16.2	128.6	121.4

(1)          The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described in table C4. Mobile contract includes both mobile broadband and mobile service contracts.

(2)          During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 4,900 customers, representing 11,000 products, during the fourth quarter of 2010.

C2) CABLE OPERATIONS STATISTICS (excl Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Customers
Opening Customers	4,790.6	4,784.3	4,820.3	4,800.1	4,783.0
Gross adds	203.1	243.7	169.8	191.8	206.6
Gross disconnects (1)	(188.1)	(237.4)	(205.8)	(171.6)	(189.5)
Net customer (disconnects) adds	15.0	6.3	(36.0)	20.2	17.1
Closing Customers	4,805.6	4,790.6	4,784.3	4,820.3	4,800.1

Monthly Cable customer churn %	1.3%	1.7%	1.4%	1.2%	1.3%

Products
Opening products	11,975.9	11,971.3	12,031.0	11,951.6	11,897.5
Net product (disconnects) adds (1)	22.8	4.6	(59.7)	79.4	54.1
Closing products	11,998.7	11,975.9	11,971.3	12,031.0	11,951.6

Net product (disconnects) adds
Telephone	(8.3)	(14.0)	(26.0)	19.2	0.7
Television	1.1	(5.7)	(21.2)	10.1	12.1
Broadband	30.0	24.3	(12.6)	50.1	41.3
Total Net product (disconnects) adds (1)	22.8	4.6	(59.8)	79.4	54.1

Products
Telephone	4,132.7	4,141.0	4,155.0	4,180.9	4,161.7
Television	3,763.1	3,762.0	3,767.7	3,788.9	3,778.8
Broadband	4,102.9	4,072.9	4,048.6	4,061.2	4,011.1
Total products	11,998.7	11,975.9	11,971.3	12,031.0	11,951.6

Products / Customer	2.50	2.50	2.50	2.50	2.49

Bundled Customers
Dual products	1,069.8	1,069.7	1,077.4	1,094.2	1,103.1
Triple products	3,061.6	3,057.8	3,054.7	3,058.2	3,024.2
Percentage of dual or triple products	86.0%	86.2%	86.4%	86.1%	86.0%
Percentage of triple products	63.7%	63.8%	63.8%	63.4%	63.0%

Cable ARPU (2)	£47.85	£47.86	£47.35	£46.16	£47.51
ARPU calculation:
Cable revenue (millions)	£688.5	£685.0	£682.3	£666.0	£682.8
Average customers	4,796.9	4,771.5	4,802.6	4,809.0	4,790.0

(1)          During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 4,900 customers, representing 11,000 products, during the fourth quarter of 2010.

(2)          Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Customers
Opening Customers	261.3	266.4	272.7	276.7	274.0
Net customer (disconnects) adds	(13.1)	(5.1)	(6.3)	(4.0)	2.7
Closing Customers	248.2	261.3	266.4	272.7	276.7

Products
Opening products
Telephone	169.7	169.0	170.7	169.6	161.2
Broadband	260.7	265.9	271.4	275.9	273.1
	430.4	434.9	442.1	445.5	434.3

Net product adds (disconnects)
Telephone	(6.4)	0.7	(1.7)	1.1	8.4
Broadband	(12.5)	(5.2)	(5.5)	(4.5)	2.8
	(18.9)	(4.5)	(7.2)	(3.4)	11.2

Closing products
Telephone	163.3	169.7	169.0	170.7	169.6
Broadband	248.2	260.7	265.9	271.4	275.9
	411.5	430.4	434.9	442.1	445.5

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Contract Customers (1)(2)
Opening Contract Customers	1,421.4	1,346.6	1,263.4	1,210.8	1,154.7
Net contract customer adds	102.5	74.8	83.2	52.6	56.1
Closing Contract Customers (1)	1,523.9	1,421.4	1,346.6	1,263.4	1,210.8

Prepay Customers (2)
Opening Prepay Customers	1,566.9	1,705.2	1,737.8	1,858.1	1,912.3
Net prepay customer disconnects	(53.5)	(138.3)	(32.6)	(120.3)	(54.2)
Closing Prepay Customers	1,513.4	1,566.9	1,705.2	1,737.8	1,858.1

Total Closing Customers (2)	3,037.3	2,988.3	3,051.8	3,001.2	3,068.9

Mobile Revenue
Contract service revenue (millions)	£97.6	£94.0	£88.5	£86.9	£87.4
Prepay service revenue (millions)	£41.4	£44.1	£40.8	£46.5	£51.3
Equipment revenue (millions)	£3.2	£3.1	£3.2	£3.5	£9.6
	£142.2	£141.2	£132.6	£136.9	£148.3

Mobile ARPU (3)	£15.46	£15.22	£14.27	£14.70	£15.16
ARPU calculation:
Service revenue (millions)	£138.9	£138.1	£129.3	£133.4	£138.7
Average customers	2,995.5	3,022.9	3,022.5	3,023.8	3,050.0

(1)          Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)          Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)          Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
		.	.
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	423.7	398.3	392.1	376.1	403.6
Purchase of fixed and intangible assets	(177.4)	(155.7)	(160.3)	(163.3)	(150.4)
Interest expense (net) (1)	(106.7)	(107.1)	(109.1)	(112.9)	(115.1)

Free Cash Flow (FCF)	139.6	135.5	122.7	99.9	138.1

(1)          For the three months ended June 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

	Year ended
	December 31,	December 31,
	2011	2010
	.
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,590.2	1,510.2
Purchase of fixed and intangible assets	(656.7)	(628.4)
Interest expense (net) (1)	(435.8)	(469.5)

Free Cash Flow (FCF)	497.7	412.3

(1)          For year ended December 31, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

E1)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. Certain NCTA Fixed Asset Additions have been adjusted to reclassify additions from upgrade/rebuild to scaleable infrastructure and commercial in order to conform with the current quarter’s presentation. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

NCTA Fixed Asset Additions
Customer premises equipment (CPE) (1)	108.3	50.8	60.5	67.8	47.5
Scaleable infrastructure	56.6	60.0	53.0	56.3	42.8
Commercial	32.9	40.7	33.6	29.5	27.3
Line extensions	3.7	4.7	4.3	3.0	1.0
Upgrade/rebuild	7.9	6.3	3.8	3.6	3.0
Support capital	17.0	20.0	19.5	16.7	18.4
Total NCTA Fixed Asset Additions	226.4	182.5	174.7	176.9	140.1
Non NCTA Fixed Asset Additions	0.6	0.9	0.7	0.4	1.2
Total Fixed Asset Additions (Accrual Basis)	227.0	183.4	175.3	177.3	141.3

Fixed assets acquired under capital leases (1)	(61.2)	(0.7)	(6.3)	(23.0)	(23.9)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	11.6	(27.0)	(8.7)	9.0	33.0
Total Purchase of Fixed and Intangible Assets	177.4	155.7	160.3	163.3	150.4

Comprising:
Purchase of Fixed Assets	177.4	155.7	160.3	163.3	150.4
Purchase of Intangible Assets	—	—	—	—	—
	177.4	155.7	160.3	163.3	150.4

(1) CPE and Fixed assets acquired under capital leases for the three months ended December 31, 2011 includes £55.5 million in relation to TiVo set-top boxes installed prior to the fourth quarter that were converted from operating leases to capital leases. See Appendix E2) Capital Lease Activity.

E2)  CAPITAL LEASE ACTIVITY

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,
	2011	2011	2011	2011

Opening capital lease liability	213.3	244.6	253.5	246.0
Additions	5.7	0.7	6.3	23.0
TiVo operating lease conversion	55.5	—	—	—
Principal payments on capital leases	(16.5)	(32.0)	(15.2)	(15.5)
Closing capital lease liability	258.0	213.3	244.6	253.5

Interest expense on capital leases	4.0	3.9	4.4	2.0

	Three months ended
	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010

Opening capital lease liability	235.3	175.0	162.2	166.6
Additions	23.9	40.8	24.7	7.4
Property sale and leaseback	0.7	35.1	—	—
Principal payments on capital leases	(13.9)	(15.6)	(11.9)	(11.8)
Closing capital lease liability	246.0	235.3	175.0	162.2

Interest expense on capital leases	4.6	3.8	3.2	2.9

	Year ended
	December 31,	December 31,
	2011	2010

Opening capital lease liability	246.0	166.6
Additions	35.7	96.8
TiVo operating lease conversion	55.5	—
Property sale and leaseback	—	35.8
Principal payments on capital leases	(79.2)	(53.2)
Closing capital lease liability	258.0	246.0

Interest expense on capital leases	14.3	14.5

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

We also use non-GAAP measures in the calculation of certain ratios, such as Net debt/Annualized OCF and Net debt/Last Twelve Months OCF. Net debt/Annualized OCF is net debt divided by the last quarter of OCF multiplied by four. Net debt/Last Twelve Months OCF is net debt divided by the last twelve months of OCF.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations and that net debt/annualized OCF and net debt/last twelve months OCF are helpful in understanding and analyzing our level of indebtedness in relation to our capital structure and earnings capabilities.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed and intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and Fixed Asset Additions (Accrual Basis) and Net debt to their nearest measure of financial performance in accordance with GAAP, and the calculations of Net debt/Annualized OCF and Net debt/Last Twelve Months OCF.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	423.7	398.3	392.1	376.1	403.6

Reconciling items
Depreciation and amortization	(256.7)	(263.7)	(258.3)	(262.9)	(291.0)
Restructuring and other charges	(0.7)	(6.2)	1.1	(2.6)	(41.6)
Operating income	166.3	128.4	134.9	110.6	71.0

	Year ended
	December 31,	December 31,
	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,590.2	1,510.2

Reconciling items
Depreciation and amortization	(1,041.6)	(1,135.3)
Restructuring and other charges	(8.4)	(53.0)
Operating income	540.2	321.9

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Free Cash Flow (FCF)	139.6	135.5	122.7	99.9	138.1

Reconciling items (see Note below):
Purchase of fixed and intangible assets	177.4	155.7	160.3	163.3	150.4
Changes in operating assets and liabilities	5.2	2.8	(83.6)	(5.6)	4.4
Non-cash compensation	5.3	2.9	7.3	7.0	8.0
Non-cash interest	(3.6)	19.7	(8.0)	2.4	8.5
Share of net income of affiliates	—	4.5	7.0	6.5	0.1
Realized foreign exchange (losses) gains	(2.6)	0.2	(0.3)	1.2	(1.6)
Realized losses on derivatives	(27.0)	(5.9)	(2.9)	(2.1)	(3.4)
Restructuring and other charges	(0.7)	(6.2)	1.1	(2.6)	(41.6)
Income taxes	(0.9)	1.4	1.4	1.7	2.2
Other (1)	1.7	(13.6)	81.1	(0.1)	0.2
Net cash provided by operating activities	294.4	297.0	286.1	271.6	265.3

(1)          For the three months ended June 30, 2011 a VAT refund of £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations.

	Year ended
	December 31,	December 31,
	2011	2010

Free Cash Flow (FCF)	497.7	412.3

Reconciling items (see Note below):
Purchase of fixed and intangible assets	656.7	628.4
Changes in operating assets and liabilities	(81.2)	(2.7)
Non-cash compensation	22.5	29.4
Non-cash interest	10.5	40.1
Share of net income of affiliates	18.0	14.7
Realized foreign exchange losses	(1.5)	(123.4)
Realized (losses) gains on derivatives	(37.9)	68.2
Restructuring and other charges	(8.4)	(53.0)
Income taxes	3.6	23.0
Other (1)	69.1	0.6
Net cash provided by operating activities	1,149.1	1,037.6

(1)          For the year ended December 31, 2011 a VAT refund of £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Fixed Asset Additions (Accrual Basis)	227.0	183.4	175.3	177.3	141.3

Fixed assets acquired under capital leases	(61.2)	(0.7)	(6.3)	(23.0)	(23.9)
Changes in liabilities related to fixed asset additions	11.6	(27.0)	(8.7)	9.0	33.0
Total Purchase of Fixed and Intangible Assets	177.4	155.7	160.3	163.3	150.4
Comprising:
Purchase of fixed assets	177.4	155.7	160.3	163.3	150.4
Purchase of intangible assets	—	—	—	—	—
	177.4	155.7	160.3	163.3	150.4

	Year ended
	December 31,	December 31,
	2011	2010

Fixed Asset Additions (Accrual Basis)	763.0	679.2

Fixed assets acquired under capital leases	(91.2)	(96.8)
Changes in liabilities related to fixed asset additions	(15.1)	46.0
Total Purchase of Fixed and
Intangible Assets	656.7	628.4
Comprising:
Purchase of fixed assets	656.7	628.4
Purchase of intangible assets	—	—
	656.7	628.4

Reconciliation of Net Debt to GAAP long term debt (net of current portion)

(in £ millions) (unaudited)

	December 31,	December 31,
	2011	2010

Net debt	5,554.7	5,540.9

Current portion of long term debt	(76.6)	(222.1)
Cash & cash equivalents	300.4	479.5
Long term debt (net of current portion)	5,778.5	5,798.3

Calculation of Net Debt / Annualized OCF

	Three months ended
	December 31,	December 31,
	2011	2010

Net debt	5,554.7	5,540.9

Quarterly OCF	423.7	403.6
Annualized OCF (OCFx4)	1,694.8	1,614.4
Net debt / Annualized OCF	3.3	3.4

Calculation of Net Debt / Last Twelve Months OCF

	Year ended
	December 31,
	2011	2010

Net debt	5,554.7	5,540.9

OCF	1,590.2	1,510.2
Net debt / Last Twelve Months OCF	3.5	3.7